For Immediate Release
Tuesday, May 15, 2001


                     FNB CORPORATION AND CNB HOLDINGS, INC.
               ANNOUNCE EXPIRATION OF AGREEMENT AND PLAN OF MERGER


The Board of Directors of FNB Corporation (NASDAQ: FNBP) and CNB Holdings, Inc. (CNBY - not traded on any exchange) jointly announced today the expiration of the Agreement and Plan of Merger dated July 8, 2000 under which terms Community National Bank of Pulaski, Virginia would have become a subsidiary of FNB Corporation if approved by the shareholders of CNB Holdings, Inc.

The parties were unable to complete the transaction within the time provided in the agreement because of a delay caused by the inability to resolve pending litigation between Community National Bank, First Century Bank, and the Community Bankers Bank concerning the proper payment of checks totaling in excess of $2.5 million. Prior to the filing of the pending suit, FNB Corporation had obtained preliminary approval of the affiliation subject to timely affirmative action by the shareholders of CNB Holdings, Inc. While both parties anticipate a satisfactory resolution to the conflicting claims, they also believe that the litigation should proceed in the courts to an appropriate conclusion without any distractions caused by the desire to close a pending affiliation.

"We look forward to our organizations maintaining a strong working relationship in the coming months, and would welcome the opportunity to discuss affiliating our respective companies following resolution of the outstanding claims," announced J. Daniel Hardy, President and CEO of FNB Corporation and Hiawatha Nicely, President and CEO of CNB Holdings, Inc.

FNB Corporation is the sole shareholder of First National Bank, a $620 million asset bank headquartered in Christiansburg, Virginia, with 15 offices and 23 ATMs conveniently located in the New River Valley and Mountain Empire; as well as Southwest Virginia Savings Bank, an $85 million asset bank headquartered in Roanoke, Virginia, with 5 offices and 4 ATMs situated in the Roanoke Valley. CNB Holdings, Inc. is the sole shareholder of Community National Bank, a $58 million asset bank, which has 2 offices and ATMs located in the town of Pulaski, Virginia.

For more information contact:

J. Daniel Hardy, Jr.                   Hiawatha Nicely, Jr.
President and CEO                      President and CEO
FNB Corporation                        CNB Holdings, Inc.
(540) 382-6041                         (540) 994-0831